Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEDIVATION, INC.

MEDIVATION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Medivation, Inc. (the “Corporation”).

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 19, 1995, as restated on June 12, 1996.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article the FOURTH of the Corporation’s Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is 171,000,000, of which 170,000,000 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be Preferred Stock, par value $0.01 per share.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each one (1) share of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reconstituted and converted into two (2) shares of Common Stock, par value $0.01 per share, of the Corporation.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MEDIVATION, INC. has caused this Certificate of Amendment to be signed by its Chief Business Officer and Chief Financial Officer this twenty-first day of September, 2012.

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Business Officer and Chief Financial Officer